Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Essex Property Trust, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-195874, 333-102552, and 333-131178) and the registration statements on Form S-8 (Nos. 333-194954, 333-55646, 333-122999, and 333-189239, and 333-123001) of Essex Property Trust, Inc. of our reports dated March 2, 2015, with respect to the consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, equity, and cash flows, for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of Essex Property Trust, Inc. and Essex Portfolio, L.P.
Our report with respect to the consolidated financial statements and financial statements schedule of Essex Property Trust, Inc. makes reference to Essex Property Trust, Inc. changing their method for reporting discontinued operations in 2014 due to the adoption of FASB Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.
/s/ KPMG LLP
KPMG LLP
San Francisco, California
March 2, 2015